                                                                      EXHIBIT 11


                 CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 For the three month period ended June 30, 1996
                    (In thousands, except per share amounts)

                                                       Primary     Fully Diluted
                                                       -------     -------------

Shares of common stock outstanding at April 1, 1996,
  less treasury stock                                   71,436        71,436

Plus net weighted shares of treasury stock issued          120           120

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                     6,098
  Effect of equity incentive awards                      1,154         1,154
                                                       -------       -------

Weighted average shares outstanding                     72,710        78,808
                                                       =======       =======

Income applicable to common shares                     $35,035       $35,035

Dividends on preferred stock                                             715

Preferred stock conversion compensation shortfall                       (514)
                                                       -------       -------

Earnings applicable to common shares                   $35,035       $35,236
                                                       =======       =======

Earnings per common share                              $  0.48       $  0.45
                                                       =======       =======

                                                                      EXHIBIT 11

               CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                 For the nine month period ended June 30, 1996
                   (In thousands, except per share amounts)

                                                         Primary  Fully Diluted
                                                         -------  -------------

Shares of common stock outstanding at October 1, 1995
  less treasury stock                                     74,764      74,764

Plus net weighted shares of treasury stock purchased      (2,528)     (2,528)

Plus common stock equivalents:

  Effect of convertible preferred stock conversion                     6,098

  Effect of equity incentive awards                        1,147       1,147
                                                        --------    --------

Weighted average shares outstanding                       73,383      79,481
                                                        ========    ========

Income applicable to common shares                      $119,537    $119,537

Dividends on preferred stock                                           2,479

Preferred stock conversion compensation shortfall                     (1,547)
                                                        --------    --------

Earnings applicable to common shares                    $119,537    $120,469
                                                        ========    ========
Earnings per common share                               $   1.63    $   1.52
                                                        ========    ========


                                      -18-